UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


COMMISSION FILE NUMBER 33-44658

Structured Asset Mortgage Investments, Inc.
	(Exact name of registrant as specified in its charter)

245 Park Avenue
New York, New York 10167  	 (212)272-2000
-----------------------------------------------------------------------
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Structured Asset Mortgage Investments, Inc., Pass-Through Certificates, Series 1999-5

------------------------------------------------------------------------------
(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

-------------------------------------------------------------------------------
(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

  Rule 12g-4 (a) (1) (i)	| |	  Rule 12h-3 (b) (1) (i)	|X|
  Rule 12g-4 (a) (1) (ii)	| |	  Rule 12h-3 (b) (1) (ii)	| |
  Rule 12g-4 (a) (2) (i)	| |	  Rule 12h-3 (b) (2) (i)	| |
  Rule 12g-4 (a) (2) (ii)	| |	  Rule 12h-3 (b) (2) (ii)	| |
						  Rule 15d-6			|X|

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:	FOUR

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, STRUCTURED ASSET MORTGAGE INVESTMENTS, INC. HAS CAUSED THIS
CERTIFICATION TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY
AUTHORIZED PERSON.

DATE:		March 31, 2000		By: /s/ Tammy Schultz-Fugh
						  Tammy Schultz-Fugh
						   Vice President

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT
OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY
AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON. THE NAME AND TITLE OF THE PERSON SIGNING THE
FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.